Exhibit 99.2
Hong Kong Exchanges and Clearing Limited and the Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
This announcement is for information purposes only and does not constitute or form part of and should not be construed as, an invitation or offer to acquire, purchase, subscribe, sell or issue securities or an invitation to enter into any agreement to do any such things, nor is it calculated to invite any offer to acquire, purchase or subscribe for any securities.
The information contained in this announcement is not for release, publication, distribution or circulation, directly or indirectly, in any jurisdiction where it is unlawful to release, publish, distribute or circulate this announcement.
The Consent Solicitation is made in respect of the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since the Issuer and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a United States court’s judgment.
This announcement and the Consent Solicitation Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Consent Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Securities have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.
FWD LIMITED
(incorporated with limited liability under the laws of the Cayman Islands)
(the “Issuer”)
U.S.$325,000,000 5.00 per cent. Notes due 2024 (the “2024 Notes”) (ISIN: XS1106513762)
(Common Code: 110651376) (Stock Code: 5803)
U.S.$250,000,000 6.25 per cent. Subordinated Perpetual Capital Securities (the “2017 Perpetual Securities”) (ISIN: XS1520804250) (Common Code: 152080425) (Stock Code: 5351)
U.S.$200,000,000 5.50 per cent. Subordinated Perpetual Capital Securities (the “2018 Perpetual Securities”, and together with the 2024 Notes and the 2017 Perpetual Securities, the “Securities” and each a “Series”)
(ISIN: XS1748857379) (Common Code: 174885737) (Stock Code: 4416)
CONSENT SOLICITATION
Background to the Consent Solicitation
The Issuer has given holders of each Series of Securities notices of meetings dated 17 June 2021 in connection with the solicitation of consents (i) in the case of the 2024 Notes, at a Meeting and (ii) in the case of each of the 2017 Perpetual Securities and the 2018 Perpetual Securities, by an Extraordinary Resolution by way of Circulating Resolution by Electronic Consent or, where the relevant Extraordinary Resolution has not been approved by Electronic Consent, at a Meeting, for approval of the relevant Proposal. A consent solicitation memorandum (the “Consent Solicitation Memorandum”) dated 17 June 2021 has been prepared by the Issuer and has been appended to this announcement as Appendix A and made available via the Consent Website (https://bonds.morrowsodali.com/fwd) to Holders in connection with the Consent Solicitation. Holders should refer to the relevant Notice and the Consent Solicitation Memorandum for details of the Consent Solicitation.

Unless the contrary is stated, or the context otherwise requires, terms and expressions defined in the Consent Solicitation Memorandum shall have the same meanings when used in this announcement.
The Proposals
The Issuer is inviting Holders of each Series to approve, by an Extraordinary Resolution pursuant to the relevant Conditions and the relevant Meeting Provisions of such Series (the “Proposals”), amendments to:
(i)
the relevant Conditions relating to the substitution of the Issuer with PCGI Intermediate Holdings Limited (“PCGIIH”) and any consequential changes as a result;

(ii)
the definition of “Change of Control” in Condition 5(c) and Condition 4(e)(vii) of the Conditions of the 2024 Notes and the 2017 Perpetual Securities, respectively, and any consequential changes as a result;

(iii)
Condition 12 of the 2024 Notes to allow for resolutions to be passed by way of electronic consent through the clearing systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of the 2024 Notes for the time being outstanding and any consequential changes as a result; and

(iv)
Condition 8(d) of the 2024 Notes to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000.

Circulating Resolution by Electronic Consent
In respect of any of the 2017 Perpetual Securities and the 2018 Perpetual Securities only, if Electronic Consent is granted, the Extraordinary Resolution in respect of such Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, (i) the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted, (ii) the 2017 Perpetual Securities and/or the 2018 Perpetual Securities, as the case may be, that are the subject of such Voting Instructions will be unblocked on the date falling one Business Day following the announcement by the Issuer that Electronic Consent in respect of such Series has been granted, and (iii) Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
Indicative Timetable of the Consent Solicitation
Set out below is an indicative timetable for the timing of the Consent Solicitation and the Proposals, which will depend, among other things, on timely receipt (and non-revocation) of instructions, the right of the Issuer to extend, re-open, amend and/or terminate the Consent Solicitation or waive any condition of the Consent Solicitation as described in the Consent Solicitation Memorandum and the passing of the Extraordinary Resolutions. Accordingly, the actual timetable may differ significantly from the timetable below and Holders should refer to the Consent Solicitation Memorandum for further details.
Date	Event
Announcement of Consent Solicitation and Proposals
17 June 2021	Announcement of Consent Solicitation and Proposals.
Notices: • published via The Stock Exchange of Hong Kong Limited (the “Stock Exchange”); • made available on the Consent Website; and

Date	Event
• delivered to the Clearing Systems for communication to Direct Participants.
Documents referred to under “General” in the Notices are available from the Information and Tabulation Agent and for collection or inspection at the specified office of the Fiscal Agent.
Early Consent Deadline
4.00 p.m. (London time) on 30 June 2021
Deadline for receipt by the Information and Tabulation Agent of valid Voting Instructions from Holders for such Holders to be eligible to receive the Early Consent Fee. Such Voting Instructions must be in favour of the Extraordinary Resolution in order for the relevant Holders to be so eligible for the Early Consent Fee. For the avoidance of doubt, Holders submitting Voting Instructions which are received by the Information and Tabulation Agent after the Early Consent Deadline will not be eligible to receive the Early Consent Fee.

Electronic Consent Deadline (in respect of the 2017 Perpetual Securities and the 2018 Perpetual Securities only)*
4.00 p.m. (London time) on 30 June 2021
Deadline for receipt by the Information and Tabulation Agent of valid Electronic Instructions from Holders of such Series. Holders of such Series may continue to submit valid Voting Instructions after the Electronic Consent Deadline but before the Expiration Time if the relevant Electronic Consent is not granted.

Announcement of the results of the Electronic Consent (in respect of the 2017 Perpetual Securities and the 2018 Perpetual Securities only)
As soon as reasonably practicable after the Electronic Consent Deadline	Notices: • published via the Stock Exchange; • made available on the Consent Website; and • delivered to the Clearing Systems for communication to Direct Participants.
Expiration Time
4.00 p.m. (London time) on 6 July 2021
Deadline for receipt by the Information and Tabulation Agent of valid Voting Instructions from Holders for such Holders to be eligible to receive the Expiration Time Consent Fee or for making any other arrangements to attend and vote at the relevant Meetings in person or to make other arrangements to be represented and vote at such Meeting in accordance with the relevant Meeting Provisions.
Only Holders submitting valid Voting Instructions in favour of the relevant Extraordinary Resolution will be eligible for the Expiration Time Consent Fee. For the avoidance of doubt, Holders (i) making other

Date	Event

arrangements to attend and vote at a Meeting, (ii) making other arrangements to be represented and vote at a Meeting, (iii) submitting Voting Instructions against the relevant Extraordinary Resolution, or (iv) submitting Voting Instructions which are received by the Information and Tabulation Agent after the Expiration Time will not be eligible to receive any Consent Fee. In respect of the 2017 Perpetual Securities and the 2018 Perpetual Securities only, if the relevant Electronic Consent is granted and the Extraordinary Resolution in respect of such Series takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.

Meetings*
9 July 2021
Beginning at 12.15 p.m. (Hong Kong time) in the case of the 2024 Notes Meeting, 12.30 p.m. (Hong Kong time) or such later time after the previous Meeting has ended in the case of the 2017 Perpetual Securities Meeting and 12.45 p.m. (Hong Kong time) or such later time after the previous Meeting has ended in the case of the 2018 Perpetual Securities Meeting
Meetings to be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong.
If within 15 minutes after the time initially fixed for the relevant Meeting, a quorum is not present, such Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of such Meeting determines.

As soon as reasonably practicable after the Meeting(s), and in any event within five days of the conclusion of the Meeting(s).
Announcement of results of the Meeting(s)
Announcement of the results of the Meeting(s).
Notices:
•
published via the Stock Exchange;

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

*
In respect of any of the 2017 Perpetual Securities and the 2018 Perpetual Securities only, if Electronic Consent is granted, the Extraordinary Resolution in respect of such Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, (i) the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted, (ii) the 2017 Perpetual Securities and/or the 2018 Perpetual Securities, as the case may be, that are the subject of such Voting Instructions will be unblocked on the date falling one Business Day following the announcement by the Issuer that Electronic Consent in respect of such Series has been granted and (iii) Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.

Events following the Meeting(s) and/or granting of Electronic Consent(s)
Upon passing of the relevant Extraordinary Resolution in respect of any Series:
As soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election.
Execution of the relevant Deeds of Novation
If the Extraordinary Resolution in respect of a Series is passed, as soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election, execution and delivery of the Deeds of Novation in respect of the relevant Series.
Upon such execution and delivery, the amendments to the relevant Conditions and the relevant Agency Agreements described in the Consent Solicitation Memorandum will become effective.
In respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee). The Issuer expects to decide whether to make an Issuer Election in respect of any Series for which the relevant Extraordinary Resolution has been passed within 60 calendar days from the satisfaction of the Equity Raise Condition (provided that all Settlement Conditions have been satisfied or, in the case of the Lender Consent Requirement, waived).

Settlement Date* and payment of Consent Fees
Expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of a Series.
If the Extraordinary Resolution in respect of a Series is passed, the Settlement Conditions are satisfied and either (i) the Deed of Novation in respect of the relevant Series is executed and delivered or (ii) the Issuer makes an Issuer Election, this will be the date on which, where payable, the relevant Consent Fee is paid to the relevant Holders.
For the avoidance of doubt, any Consent Fee, if payable, will only be paid (on the Settlement Date) via the Clearing Systems to the relevant Direct Participants for onward payment to the Holder that was holding such relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the

Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.
Notices of the Settlement Date and any change in stock short name in respect of the relevant Securities will be:
•
published via the Stock Exchange;

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

*
There may be a significant time period between passing of the relevant Extraordinary Resolution and the Settlement Date. See “Risk Factors and certain considerations relating to the Consent Solicitation and the Proposals — Consent Fees” in the Consent Solicitation Memorandum.

Holders are advised to check with any bank, securities broker or other intermediary through which they hold their Securities when such intermediary would need to receive instructions from a Holder in order for such Holder to participate in, or (in the limited circumstances in which revocation is permitted) to validly revoke their instruction to participate in, the Consent Solicitation and/or vote in respect of the Proposals before the deadlines specified above. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) revocation of Voting Instructions will be earlier than the relevant deadlines above. Holders should refer to the “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals” as set out in the Consent Solicitation Memorandum for further details.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the relevant Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the relevant Meeting, which may include holding such Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend any such Meeting in person will be provided with further details about access to the relevant Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.
Rationale for the Proposals
Background
The business of the Issuer and its subsidiaries comprises life insurance, medical insurance, family takaful insurance, employee benefits and financial planning businesses in Hong Kong, Macau, Vietnam and Malaysia. The business of FWD Group Limited (“FGL”) and its subsidiaries comprises life insurance, medical insurance and employee benefits businesses in Japan, Thailand, Cambodia, the Philippines, Indonesia and Singapore, as well as general insurance business in Singapore and Shariah insurance in Indonesia.
As at the date of the Consent Solicitation Memorandum, the assets of PCGIIH primarily consist of its holding of shares in the Issuer and FGL, whereby PCGIIH has an interest of 72.68 per cent. in the total issued share capital of the Issuer and an interest of 72.68 per cent. in the total issued share capital of FGL. As at the date of the Consent Solicitation Memorandum, PCGIIH is wholly-owned by PCGI Holdings Limited (“PCGI Holdings”), which is in turn wholly-owned by the Principal (as defined in the Consent Solicitation Memorandum).
On 17 June 2021, PCGIIH announced that (a) it has confidentially submitted a draft registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of American Depositary Shares (“ADSs”) representing its Class A ordinary shares in the United States (the “IPO”), (b) the number of ADSs to be offered and the price range for the IPO have not yet been determined, and (c) the IPO is expected to take place after the SEC completes its review process, subject to market and other conditions. To centralise the treasury functions of the Issuer and FGL, PCGIIH, the Issuer and FGL intend on restructuring the outstanding indebtedness of each of the Issuer and FGL such that all such indebtedness is either transferred to PCGIIH and/or prepaid, repaid or otherwise refinanced (the “Debt Restructuring”).
To this effect, the Issuer is inviting Holders, pursuant to the Consent Solicitation Memorandum, to approve amendments to the Conditions relating to the substitution of the Issuer with PCGIIH. The Issuer is further seeking to amend (i) the definition of “Change of Control” as set out in Condition 5(c) of the 2024 Notes and Condition 4(e)(vii) of the 2017 Perpetual Securities to include references to “Affiliates” (and the corresponding definition thereof) of the Principal, for consistency with such definition in the other Series (including all Series of FGL Securities), (ii) Condition 12 of the 2024 Notes to allow for resolutions to be passed by way of electronic consent through the clearing systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of the 2024 Notes for the time being outstanding, similarly for consistency with such provisions in the other Series (including all Series of FGL Securities), and (iii) Condition 8(d) of the 2024 Notes to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000.
FGL is similarly seeking, through the FGL Consent Solicitation, to effect the substitution of FGL with PCGIIH as issuer in respect of the FGL Securities.
Following the implementation of the Proposal in respect of a Series, Holders of such Series will be holding Securities issued by PCGIIH.
Upon completion of the Debt Restructuring, it is the intention that PCGIIH will become the obligor in respect of the following indebtedness of the Issuer and FGL outstanding as at the date of the Consent Solicitation Memorandum (to the extent these remain outstanding as at such date):
(i)
the 2024 Notes;

(ii)
the 2017 Perpetual Securities;

(iii)
the 2018 Perpetual Securities;

(iv)
the U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities issued on 15 June 2017 and 6 July 2017, respectively) (the “FGL June 2017 Perpetual Securities”),

(v)
the U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 per cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024 issued on 9 July 2019, 23 July 2019 and 30 July 2019, respectively) (the “FGL 2024 Notes”);

(vi)
the U.S.$600,000,000 6.375 per cent. Capital Securities issued on 13 September 2019 (the “FGL 2019 Perpetual Securities”);

(vii)
the U.S.$314,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$150,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$164,000,000 Zero Coupon Subordinated Perpetual Capital Securities issued on 16 November 2017 and 11 January 2019, respectively) (the “FGL November 2017 Perpetual Securities”)1;

1
The entire series of the FGL November 2017 Perpetual Securities is held by FWD Fuji Life Insurance Company Limited (“FWD FL”), a wholly-owned subsidiary of FGL. Any substitution of FGL with PCGIIH as issuer in respect of the FGL November 2017 Perpetual Securities will be agreed between FGL and FWD FL separately from the Consent Solicitation.

(viii)
the facility agreement entered into by, inter alia, FGL and The Hongkong and Shanghai Banking Corporation Limited as agent relating to a U.S.$175,000,000 term loan facility dated 4 February 2019, as amended and/or supplemented from time to time (the “February 2019 Facility Agreement”);

(ix)
the facility agreement entered into by, inter alia, FGL and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$275,000,000 term loan facility and an up to U.S.$25,000,000 greenshoe facility dated 25 July 2018, as amended and/or supplemented from time to time (the “2018 Facility Agreement”); and

(x)
the facility agreement entered into by, inter alia, FGL and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$1,800,000,000 facility dated 10 September 2019, as amended and/or supplemented from time to time (the “September 2019 Facility Agreement” and together with the February 2019 Facility Agreement and the 2018 Facility Agreement, the “Facility Agreements” and each a “Facility Agreement”).

Satisfaction of the Settlement Conditions is one of the conditions to the (a) execution of the relevant Deeds of Novation to implement the relevant Proposals and (b) payment of any Consent Fees pursuant to the Consent Solicitation. The Settlement Conditions comprise:
(i)
all requisite regulatory approvals for the implementation of the relevant Proposal having been obtained by the Issuer and PCGIIH and any notice periods imposed by any regulatory authority with respect to such Proposal having lapsed or been waived (the “Regulatory Condition”);

(ii)
the completion of any significant equity raising exercise by PCGIIH (which, for the avoidance of doubt, may be by way of the IPO or otherwise) after the date of the Consent Solicitation Memorandum (the “Equity Raise Condition”);

(iii)
the Issuer being reasonably satisfied that upon implementation of the relevant Proposal(s), Fitch Ratings Limited (“Fitch”) will assign a long-term issuer default rating and Moody’s Investors Service Limited (“Moody’s”) will assign a long-term issuer rating to PCGIIH equal to or higher than the long-term issuer rating of the Issuer prevailing at such time (the “Ratings Condition”); and

(iv)
in respect of each Facility Agreement, either (x) the requisite lender consent in respect of such Facility Agreement having been obtained for the novation of such Facility Agreement from FGL to PCGIIH or (y) such Facility Agreement having been (i) fully prepaid, (ii) fully repaid or (iii) otherwise refinanced by new facilities borrowed by PCGIIH (the “Lender Consent Requirement”).

As at the date hereof, the Issuer is assigned a long-term issuer rating of Baa3 by Moody’s and a long-term issuer default rating of BBB+ by Fitch. The Issuer expects PCGIIH to be rated by both Moody’s and Fitch on or around the completion of the Debt Restructuring (whether in whole or in part). Following the implementation of the Proposals, all outstanding instruments of PCGIIH will be rated by Moody’s and Fitch. There is no assurance that the Issuer will continue to be rated by Moody’s and/or Fitch following completion of the Debt Restructuring.
The Proposals may be implemented with respect to all or only some of the Series and the implementation of the Extraordinary Resolution in respect of any Series is not conditional on the implementation of the Extraordinary Resolutions in respect of any other Series. While it is the intention of the Issuer to complete the Debt Restructuring, this is not a Settlement Condition and other indebtedness of the Issuer or FGL may remain outstanding following the implementation of such Proposals.
In respect of the Settlement Conditions, only the Lender Consent Requirement may be waived at the sole discretion of the Issuer. Any such waiver may be made at any time up to and including the date of implementation of the relevant Proposals (including potentially after the relevant Extraordinary Resolutions have been passed) and would not constitute an amendment to the Consent Solicitation or give rise to any right for Holders to revoke their Voting Instructions submitted prior to such waiver in any circumstance. If any of the other Settlement Conditions are waived by the Issuer, such waiver may be made by the Issuer no later than 4.00 p.m. (London time) on 30 June 2021 and would constitute an amendment to the Consent Solicitation which would give rise to such a right to revoke.

The Issuer expects to decide whether to make an Issuer Election in respect of any Series for which the relevant Extraordinary Resolution has been passed within 60 calendar days from the satisfaction of the Equity Raise Condition (provided that all Settlement Conditions have been satisfied or, in the case of the Lender Consent Requirement, waived), and will announce such decision as soon as reasonably practicable after it is made. While the Issuer currently expects that the Settlement Conditions will be satisfied by the end of the calendar year ending 31 December 2021, there is currently no fixed date for such satisfaction and there is no assurance that the Settlement Conditions will be satisfied by such date or at all. For the avoidance of doubt, if any of the Settlement Conditions are not satisfied (or, in the case of the Lender Consent Requirement, waived), no fees are payable pursuant to the Consent Solicitation.
Consent Fees
The Issuer will pay to each Holder from whom a valid Voting Instruction in favour of the relevant Extraordinary Resolution is received by the Information and Tabulation Agent:
(a)
by the Early Consent Deadline, an amount equal to (i) 0.45 per cent. of the aggregate principal amount of the 2024 Notes, (ii) 0.15 per cent. of the aggregate principal amount of the 2017 Perpetual Securities and (iii) 0.45 per cent. of the aggregate principal amount of the 2018 Perpetual Securities, in each case of the relevant Series that are the subject of such Voting Instruction (the “Early Consent Fee”);

(b)
after the Early Consent Deadline but by the Expiration Time, an amount equal to (i) 0.10 per cent. of the aggregate principal amount of the 2024 Notes, (ii) 0.05 per cent. of the aggregate principal amount of the 2017 Perpetual Securities and (iii) 0.10 per cent. of the aggregate principal amount of the 2018 Perpetual Securities, in each case of the relevant Series that are the subject of such Voting Instruction (the “Expiration Time Consent Fee”, and together with the Early Consent Fee, the “Consent Fees” and each a “Consent Fee”).

Where payable, the Issuer will pay the relevant Consent Fee in respect of the relevant Series that are the subject of such Voting Instructions on the Settlement Date. For the avoidance of doubt, in respect of the 2017 Perpetual Securities and the 2018 Perpetual Securities only, if the relevant Electronic Consent is granted and the Extraordinary Resolution in respect of such Series takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof. In respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).
If an Extraordinary Resolution in respect of a Series is passed, such Extraordinary Resolution will be binding on all Holders of the Securities of the relevant Series, including those Holders who vote against the relevant Proposal or do not vote at all. For the avoidance of doubt, the passing of the relevant Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders of the relevant Series to the relevant Proposal in full in accordance with the terms of the relevant Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation in respect of the relevant Series are conditions to the payment of any Consent Fee in respect of such Series. Execution of the Deed of Novation in respect of any Series will be subject in all cases to the Issuer not having made an Issuer Election in respect of such Series.
Further details
Holders should refer to the relevant Notice and the Consent Solicitation Memorandum for details of the Consent Solicitation.The Consent Solicitation Memorandum, the Notices as well as other relevant documents, can be accessed, subject to eligibility and registration, via the Consent Website: https://bonds.morrowsodali.com/fwd.

Separately, Holders who need assistance with respect to the procedures for participating in the Consent Solicitation should also contact the Information and Tabulation Agent at the following contact details:
Morrow Sodali Ltd.
In London: 103 Wigmore Street London W1U 1QS Telephone: +44 208 089 3287	In Hong Kong: Unit 13-101, 13/F 40-44 Bonham Strand Hong Kong Telephone: + 852 2319 4130
Email: fwd@investor.morrowsodali.com
Consent Website: https://bonds.morrowsodali.com/fwd
Holders with queries on the Consent Solicitation should contact the Solicitation Agent at the following details:
The Hongkong and Shanghai Banking Corporation Limited
Level 17, HSBC Main Building
1 Queen’s Road Central
Telephone: +852 3941 0223 (Hong Kong) / +44 20 7992 6237 (London)
Email: liability.management@hsbcib.com
Disclaimer
This announcement must be read in conjunction with the Consent Solicitation Memorandum. The Consent Solicitation Memorandum contains important information that should be read carefully before any decision is made with respect to the Consent Solicitation.
The Consent Solicitation is made in respect of the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since the Issuer and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a United States court’s judgment.
This announcement and the Consent Solicitation Memorandum are being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Consent Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Securities have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.
Any individual or company whose Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to participate in the Consent Solicitation.
Consent Solicitation and Distribution Restrictions
Neither this announcement nor the Consent Solicitation Memorandum constitutes or forms part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or subscribe for, any securities of the Issuer or any other entity.
The distribution of this announcement and the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this announcement or the Consent Solicitation Memorandum comes are required by the Issuer, The Hongkong and Shanghai Banking Corporation Limited (the “Solicitation Agent”) and Morrow Sodali Ltd. (the “Information and Tabulation

Agent”) to inform themselves about, and to observe, any such restrictions. This announcement and any materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law.
If a jurisdiction requires that the Consent Solicitation be made by a licensed broker or dealer and the Solicitation Agent or its affiliates is such a licensed broker or dealer in that jurisdiction, the Consent Solicitation shall be deemed to be made by the Solicitation Agent or such affiliate, as the case may be, on behalf of the Issuer in such jurisdiction where it is so licensed and the Consent Solicitation is not being made in any such jurisdiction where neither the Solicitation Agent nor its affiliates are so licensed.
17 June 2021
As at the date of this announcement, the directors of the Issuer are Hon. Ronald Joseph Arculli, Damis Jacobus Ziengs, Li Tzar Kai Richard, Peter Anthony Allen, John Russell Baird, Martina Kit Hung Chung, Guido Fürer, Kyoko Hattori, Frederick Ma Si-hang, Dirk Marinus Sluimers and Huynh Thanh Phong.